Exhibit 4.1
FIRST AMENDMENT
TO REVOLVING CREDIT, TERM LOAN AND
GUARANTY AGREEMENT
          FIRST AMENDMENT dated as of December 5, 2007 (the “Amendment”) to the AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN AND GUARANTY AGREEMENT, dated as of February 2, 2007, among UNITED AIR LINES, INC., a Delaware corporation (the “Borrower”), UAL CORPORATION, a Delaware corporation and the parent company of the Borrower (the “Parent”), and the direct and indirect domestic subsidiaries of the Parent signatory thereto (such subsidiaries, together with the Parent, each a “Guarantor” and collectively the “Guarantors”), JPMORGAN CHASE BANK, N.A., a national banking corporation (“JPMCB”), CITICORP USA, INC., a Delaware corporation (“CITI”), each of the other financial institutions from time to time party thereto (together with JPMCB and CITI, the “Lenders”), JPMCB and CITI, as co-administrative agents (each, an “Agent” and together, the “Agents”) and co-collateral agents for the Lenders (each, a “Collateral Agent” and together, the “Collateral Agents”) and JPMCB, as paying agent for the Lenders (in such capacity, the “Paying Agent”).
W I T N E S S E T H:
     WHEREAS, the Borrower, the Guarantors, the Lenders, the Collateral Agents, the Paying Agent and the Agents are parties to that certain Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement, dated as of February 2, 2007 (as heretofore amended, modified or supplemented, and as in effect on the date hereof, the “Credit Agreement”); and
     WHEREAS, the Borrower and the Guarantors have requested that, subject to the occurrence of the Effective Date (as hereinafter defined), the Lenders agree to amend the Credit Agreement as set forth in Article II hereof, all subject to and upon the terms and conditions set forth herein.
     NOW, THEREFORE, the parties hereto hereby agree as follows:
ARTICLE I. Definitions
     1. As used herein, all terms that are defined in the Credit Agreement after giving effect to this Amendment shall have the same meanings herein.
ARTICLE II. Amendment
     2. Amendments to Section 1.01. Section 1.01 of the Credit Agreement is hereby amended by (A) inserting the following new defined term:
““Shareholder Initiative Payment” shall mean any Restricted Payment with respect to any Equity Interests in the Parent”; and
(B) amending and restating in their entireties each of the definitions of the terms “Parent”, “Permitted Holder”, “Permitted Holder Acquisition” and “Restricted Payment” as follows:

““Parent” shall have the meaning set forth in the first paragraph of this Agreement and shall include all of such Person’s successors; provided, however, that if a Permitted Holder exists or is created, the provisions of Sections 5.01(a), (b) and (c), 6.09, and 7.01(g), (h), (i) and (j) will apply to the Permitted Holder in the same manner as such sections apply to the Parent (except as may be otherwise provided in such sections).”
““Permitted Holder” shall mean any corporation or limited liability company organized under the laws of the United States of America or any state thereof so long as the Controlling Person (as defined in the definition of Affiliate) of such entity, or such entity itself, is a publicly traded major U.S. airline or a holding company which has (or will simultaneously acquire) as its other principal investment another major U.S. airline.”
““Permitted Holder Acquisition” shall mean (i) an acquisition consummated by a Permitted Holder in accordance with clause (y) of the definition of Permitted Acquisition or (ii) a merger involving the Parent or a Subsidiary of Parent permitted by Section 6.02(d) in connection with which the conditions appearing in the definition of Permitted Acquisition are satisfied.”
““Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or a Guarantor or any option, warrant or other right to acquire any such Equity Interests in the Borrower or a Guarantor.”
     3. Amendment to Section 5.15. Section 5.15 of the Credit Agreement is hereby amended by deleting the words “twenty (20) Business Days after any Subsidiary” appearing therein and inserting in lieu thereof the words “twenty (20) Business Days after any of its Subsidiaries”.
     4. Amendments to Section 6.02. Section 6.02 of the Credit Agreement is hereby amended by (A) replacing all references therein to “any Loan Party” with references to “the Borrower or any Guarantor” and (B) deleting in clause (d) thereof the following “acquisitions (including stock or asset purchases, and mergers or other business combinations in which the Borrower is the surviving entity)” and replacing it with the following “acquisitions, including Permitted Acquisitions and Permitted Holder Acquisitions (provided that both the (i) the Borrower is a surviving entity and (ii) either (A) UAL Corporation is a surviving entity or (B) Parent’s successor agrees to assume all Obligations of UAL Corporation under the Loan Documents)”.
     5. Amendment to Section 6.07. Section 6.07 of the Credit Agreement is hereby amended by (A) amending and restating clause (d) thereof in its entirety as follows “for any guaranty by the Borrower or the Guarantors of Indebtedness or other obligations of joint ventures, and for any guaranty by the Borrower and the Guarantors of Indebtedness or other obligations of other Persons, in each case to the extent permitted by Section 6.10(i)”, (B) inserting at the end of clause (e) thereof the words “for purposes other than those described in

Section 6.10(i)” and (C) inserting the words “, and in connection with outsourcing initiatives permitted hereunder,” after the word “business” at the end of clause (g) thereof.
     6. Amendment to Section 6.08. Section 6.08 of the Credit Agreement is hereby amended by: (A) deleting the word “and” appearing at the end of clause (h) thereof and inserting in lieu thereof a comma; and (B) inserting the following new clauses (j) and (k) at the end of Section 6.08:
“(j) the Parent may make any Shareholder Initiative Payment and the Borrower and any Guarantor may pay dividends or make any other distributions or payments to the Parent to effectuate same; provided, however, that no Shareholder Initiative Payment may be made unless (1) the Borrower has from and after October 29, 2007 made voluntary prepayments of the Tranche B Loans pursuant to Section 2.12 (for the avoidance of doubt not including amortization payments or mandatory prepayments of the Tranche B Loans effectuated in accordance with Sections 2.09 or 2.11 hereof) in an aggregate amount sufficient such that immediately following the making of any such Shareholder Initiative Payment, the ratio of (x) the aggregate dollar amount of such optional prepayments of Tranche B Loans to (y) the aggregate dollar amount of Shareholder Initiative Payments made, is equal to or greater than 1.0:1.0, (2) the Borrower has achieved and has maintained at the time of making any Shareholder Initiative Payment a corporate credit rating of at least B (or the equivalent thereof) from S&P and at least B2 (or the equivalent thereof) from Moody’s (with each such rating having no worse than a negative outlook) and (3) immediately prior to, and immediately following, the making of such Shareholder Initiative Payment, the Borrower and the Guarantors shall have at least $2,000,000,000 of Unrestricted Cash; and
(k) the Borrower or any Guarantor may make dividends or distributions to the Borrower or any other Guarantor (including Parent) relating to Investments permitted by Section 6.10(w) or corporate reorganizations.”
     7. Amendment to Section 6.10(d). Section 6.10(d) of the Credit Agreement is hereby amended and restated in its entirety as follows: “(d) Investments by the Borrower or any Guarantor in the Borrower or any other Guarantor”.
     8. Amendment to Section 6.10(i). Section 6.10(i) of the Credit Agreement is hereby amended by: (A) deleting the reference to “$500,000,000” appearing therein and inserting in lieu thereof a reference to “$750,000,000”; and (B) inserting the word “and” immediately before the designation “(2)” appearing therein.
     9. Amendment to Section 6.10(x). Section 6.10(x) of the Credit Agreement is hereby amended by deleting the reference to “$100,000,000” appearing therein and inserting in lieu thereof a reference to “$250,000,000”.
     10. Schedules. Schedule 6.10 is amended and restated in its entirety as set forth on Exhibit A attached hereto.

     ARTICLE III. Miscellaneous
     11. Conditions to Effectiveness. The amendments set forth in Article II of this Amendment shall not become effective until the date (the “Effective Date”) on which (A) this Amendment shall have been executed by the Borrower, the Guarantors and Lenders constituting Required Lenders, and each Agent shall have received evidence reasonably satisfactory to it of such execution, (B) each Agent shall have received payment or reimbursement of any and all fees, expenses and other amounts owed by Borrower and the Guarantors pursuant to or in connection with the Credit Agreement or this Amendment and (C) between October 29, 2007 and the Effective Date, the Borrower shall have pre-paid at least $500,000,000 of the Tranche B Loans pursuant to Section 2.12 (for the avoidance of doubt not including amortization payments or mandatory prepayments of the Tranche B Loans effectuated in accordance with Sections 2.09 or 2.11 hereof).
     12. Ratification. Except to the extent hereby amended, the Credit Agreement and each of the Loan Documents remain in full force and effect and are hereby ratified and affirmed.
     13. Costs and Expenses. The Borrower agrees that its obligations set forth in Section 10.04 of the Credit Agreement shall extend to the preparation, execution and delivery of this Amendment.
     14. Representations and Warranties. The Borrower represents and warrants to the Lenders, to induce the Lenders to enter into this Amendment, that no Default or Event of Default exists on the date hereof and that each of the representations and warranties made by the Borrower in the Credit Agreement and each other Loan Document are true and correct in all material respects as of the date hereof except where such representation or warranty relates to a specific date, in which case such representation or warranty was true and correct in all material respects as of such date.
     15. References. This Amendment shall be limited precisely as written and shall not be deemed (a) to be a consent granted pursuant to, or a waiver or modification of, any other term or condition of the Credit Agreement or any of the instruments or agreements referred to therein or (b) to prejudice any right or rights which the Agents or the Lenders may now have or have in the future under or in connection with the Credit Agreement or any of the instruments or agreements referred to therein. Whenever the Credit Agreement is referred to in the Credit Agreement or any of the instruments, agreements or other documents or papers executed or delivered in connection therewith, such reference shall be deemed to mean the Credit Agreement as modified by this Amendment.
     16. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. A fax copy or .pdf copy of a counterpart signature page shall serve as the functional equivalent of a manually executed copy for all purposes.
     17. Applicable Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and the year first written.
[Signature pages and exhibit intentionally omitted]